SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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SCHEDULE 13D
(Rule 13d-101)

under the Securities Exchange Act of 1934
(Amendment No. 1)

REPTRON ELECTRONICS, INC.
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(NAME OF ISSUER)

$.01 Par Value Common Stock
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(TITLE OF CLASS OF SECURITIES)

76026W109
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(CUSIP NUMBER)

Mae A. Cavoli, Esq.
Nine Elk Street, Albany, New York 12207  (518) 431-3500
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(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 6, 2001
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(Date of Event Which Requires Filing of this Statement)

	If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

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	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

(Page 1 of 4 Pages)


CUSIP NO.	76026W109 					Page	    2   of    4   Pages
	---------------------	     ------	   ------

	(1)	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS	(ENTITIES ONLY)
		David A. Weir
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	(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	[   ]
				(b)	[ X ]
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	(3)	SEC USE ONLY

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	(4)	SOURCE OF FUNDS*
			PF
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	(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS			[  ]
IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
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	(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			U.S.A.
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	(7)	SOLE VOTING POWER
	NUMBER OF			-0-
	SHARES	-----------------------------------------------------------
	BENEFICIALLY	(8)	SHARED VOTING POWER
	OWNED BY			-0-
	EACH	-----------------------------------------------------------
	REPORTING	(9)	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-
		-----------------------------------------------------------
	(10)	SHARED DISPOSITIVE POWER
			-0-
	-----------------------------------------------------------

	(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			-0-
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	(12)	CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*		[  ]
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	(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%
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	(14)	TYPE OF REPORTING PERSON
			IN
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AMENDMENT NO. 1 TO
STATEMENT ON SCHEDULE 13D

INTRODUCTORY NOTE:	The Statement on Schedule 13D of David A. Weir dated
January 10, 2001 is amended as follows:


ITEM 5	INTEREST IN SECURITIES OF THE ISSUER

	Item 5(a)	The Reporting Person beneficially owns no securities
of the Issuer.

	Item 5(b)	1)	Sole power to vote or direct the vote:
						None

				2)	Shared power to vote or direct the vote:
						None

				3)	Sole power to dispose or direct disposal of:
						None

				4)	Shared power to dispose or direct disposal of:
						None

	Item 5(c)	On December 6, 2001, the Reporting Person sold all
shares of common stock, par value $.01 per share
("Common Stock") of the Issuer owned by him, a total of 470,900 shares, as a result of which the Reporting
Person ceased to be the beneficial owner of more than five percent of the outstanding common stock.

The shares were sold to C. L. King & Associates, Inc.
at a price per share of $3.09, in a private sale.

	Item 5(d)	Not applicable.

	Item 5(e)	On December 6, 2001, the Reporting Person ceased to
be the beneficial owner of more than five percent of the outstanding common stock.


ITEM 6	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

	None.


ITEM 7	MATERIALS TO BE FILED AS EXHIBITS

	None.







SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	December 10, 2001			___________________________________
							David A. Weir

	The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

	ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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